Exhibit 99.1

Itron Acquires Elpis Squared, Expands Grid Edge Intelligence Portfolio

Acquisition to Help Accelerate the Energy Transition with Grid Planning, Operations and Engineering

LIBERTY LAKE, Wash. — March 5, 2024 — Itron, Inc. (NASDAQ: ITRI), which is innovating new ways for utilities and cities to manage energy and water, announced today it is expanding its Grid Edge Intelligence portfolio through the acquisition of Elpis Squared, an innovative provider of software and services for utility grid operations, effective immediately.

Founded in 2013 and headquartered in Newport Beach, CA, Elpis Squared is modernizing the electric distribution grid by providing innovative, cost-effective management and optimization solutions to utilities. The acquisition will strengthen and complement Itron’s solutions, adding expertise in grid planning, operations and engineering to Itron’s Grid Edge Intelligence portfolio. Utilities will now be able to accelerate how they operationalize next-generation, high-resolution data to address the energy transition.

Faced with increasing grid complexity utilities are seeking capabilities to better control the volatility and disruption within the low- and medium-voltage distribution network. The acquisition of Elpis Squared allows Itron to embed real-time, high-resolution grid edge data into the grid planning, operations and engineering process – an industry first. This enables enhanced insights for more accurate distribution grid modeling and analysis, delivering improved performance metrics for the grid edge.

Elpis Squared is deeply integrated with utility distribution grid operations and has more than 10 years of operational experience with North America’s largest investor-owned utilities. Combining Elpis Squared’s RE|Grid Suite with Itron’s Grid Edge Intelligence solutions, which operate at utility scale across millions of endpoints, will accelerate key elements of Itron’s product roadmap and enable utilities to maximize the value of existing investments with key use cases, including:

•

Integrated Grid Planning: The Elpis Squared RE|Grid Suite, including Model Validator, System Planner and Power Analyzer, together with Itron’s AMI and high-resolution grid edge data will improve modeling and grid edge analytics and deliver an end-to-end approach for easy and accurate low voltage grid edge scenario planning.

•	Streamlined Scenario Planning and Impact Studies: Studies can be run more frequently to enable more accurate forecast planning, leading to increased carbon reduction.

•

Improved Asset Planning: With high-resolution grid edge data, the asset planning process can be improved to protect transformer performance, extending capital investment life and reducing operation and maintenance (O&M) costs.

•

Improved Wildfire Prevention and Mitigation: Combining the power of Elpis Squared’s RE|Grid Model Validator and Service Optimizer, and Itron’s Grid Edge Intelligence solutions powers anomaly data and will dramatically improve location analytics.

“The acquisition of Elpis Squared strengthens Itron’s Grid Edge Intelligence portfolio and will accelerate our product roadmap to create more value for our customers,” said Don Reeves, senior vice president of Outcomes at Itron. “We look forward to enabling customers to solve critical operational challenges by embedding Itron’s grid edge data and insights into utilities’ grid planning and operations, addressing the energy transition.”

“We are excited to be acquired by Itron as we help utilities navigate a transforming grid with confidence,” said Bryan Wright, CEO of Elpis Squared. “By adding our RE|Grid Suite to Itron’s Grid Edge Intelligence portfolio, Itron will catalyze the transformation of energy infrastructure and help utilities enhance resource productivity and create a sustainable, resilient and interconnected energy ecosystem.”

Elpis Squared solutions are available immediately to Itron’s customers in North America. Integrated solutions with Itron’s Grid Edge Intelligence portfolio are expected to be available in Q4 2024. To learn more about Elpis Squared’s solutions, visit https://elpis2.com.

About Itron

Itron is a proven global leader in energy, water, smart city, IIoT and intelligent infrastructure services. For utilities, cities and society, we build innovative systems, create new efficiencies, connect communities, encourage conservation and increase resourcefulness. By safeguarding our invaluable natural resources today and tomorrow, we improve the quality of life for people around the world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

For additional information, contact:

Itron, Inc.

Alison Mallahan

Senior Manager, Corporate Communications

509-891-3802

PR@Itron.com

Additional Resources

•	LinkedIn: www.linkedin.com/company/itroninc

•	X: https://twitter.com/ItronInc

•	Newsroom: www.itron.com/company/newsroom

•	Blog: https://blogs.itron.com